Exhibit (c)(3)

April 17, 2007 Confidential Presentation to the Special Committee of Independent Directors of the Board of Directors of Draft

Disclaimer

Table of Contents

I. Executive Summary

Executive Summary Executive Summary Cochran Caronia Waller ("CCW") has been requested by the Special Committee of the Board of Directors of Great American Financial Resources, Inc. ("GAFRI" or the "Company") to prepare a financial analysis (the "Financial Analysis") of the Company in connection with a potential buyout proposal by American Financial Group ("AFG") or one of its affiliates or subsidiaries, for the publicly held shares not owned by AFG or its subsidiaries (the "AFG Proposal"). In preparing the Financial Analysis, CCW reviewed, among other things, the following information: Publicly available information concerning the business, financial condition and operations of GAFRI Internal information prepared by Company management concerning the business, financial condition and operations of GAFRI Financial projections for GAFRI prepared by Company management Audited financial statements of GAFRI for the fiscal years ended December 31, 2004, 2005 and 2006 Discussions with GAFRI management concerning the Company, its operating environment, financial condition, prospects and strategic objectives Historical stock price performance and other valuation metrics for GAFRI Certain relevant market and financial data of GAFRI, companies comparable to GAFRI and transactions comparable to the AFG Proposal

Overview of Selected Methodologies The table below summarizes the types of financial analyses performed and other factors considered by CCW: Historical Stock Price Performance Historical stock trading performance of GAFRI common shares compared with the stock trading performances of certain comparable company indices as well as broader market indices Historical Trading Multiples Historical price / book value trading multiples over time and average trading multiples over various periods Public Market Trading Analysis Premiums Paid Analysis Premiums paid in comparable minority stake buy-out transactions Comparison of selected financial, operating and trading information and ratios (e.g., price / earnings and price / book value) using publicly available information of a peer group of companies Price / Book Value vs. ROE Analysis Correlation between return on equity (ROE) and price / book value for comparable companies and resulting implied price / book value multiple for GAFRI Dividend Discount Analysis Calculation of the sum of the Company's projected cash flows to common shareholders and a terminal value discounted at GAFRI's cost of equity Description Executive Summary

II. Corporate Overview

GAFRI Public Market Data Public Market Summary Average Weekly Trading Volume Corporate Overview Note: Calculated for full business weeks, Monday through Friday. Data is through Friday, April 13, 2007. Source: Bloomberg.

Historical Price / Volume Chart and Major Events Corporate Overview Source: Bloomberg. 5/1/03 GAFRI reports Q1 '03 core operating earnings results below Q1 '02. 7/31/03 GAFRI 2Q '03 pre-tax core earnings fall short of 2Q '02 pre-tax core earnings because of noncash pre-tax charge. 11/14/03 Moody's affirms ratings of GAFRI and revises stable outlook. 5/17/04 Great American Life Insurance Co. acquires $780 million fixed annuity block from National Health Insurance Co. 10/21/04 GAFRI Q3 '04 net income rises compared to Q3 '03. 4/28/05 GAFRI increases the number of authorized shares available for repurchase to 3.5% of outstanding common stock. 2/1/06 GAFRI completes sale of Great American Life Assurance Co. of Puerto Rico. 5/1/06 GAFRI announces it will acquire Ceres Group for $205 million. 2/23/07 AFG offers to acquire remaining shares of GAFRI for $23.50 per share. 8/21/05 GAFRI Q2 2005 earnings rise compared to Q2 '04. 4/26/05 GAFRI reports improved Q1 '05 core net operating results compared to Q1 '04. 6/28/02 GAFRI completes the acquisition of Manhattan National Life for $48.5 million. 7/31/02 GAFRI announces Q2 '02 diluted net operating earnings per share growth compared to Q2 '01. 10/1/03 A.M. Best affirms its rating of GAFRI's largest subsidiary, Great American Life Insurance Co., as "A" (Excellent).

GAFRI Historical Earnings Diluted Earnings Per Share Return on Average Equity (Excl. FAS 115) Operating Earnings Per Share Operating Return on Average Equity (Excl. FAS 115) Corporate Overview Source: SNL DataSource and public SEC filings. Operating income equals net income after income taxes, before extraordinary items, realized gains and certain non-recurring items as reported by the Company. The amortization of deferred acquisition costs related to realized gains is also excluded.

GAFRI Selected Historical Financial Results Total Revenue Total Assets Net Policy Revenue Book Value Per Share (Excl. FAS 115) (Dollars in millions, except for per share data) Corporate Overview Source: SNL DataSource, public SEC filings and GAFRI internal financial documents.

Historical Sector Stock Performance vs. General Market One Year Stock Performance Three Year Stock Performance Five Year Stock Performance Corporate Overview Source: Capital IQ. Note: CCW Life & Annuity Index includes AEL, CNO, FFG, NWLIA, NFS, PLFE, PL and TMK.

Historical GAFRI Price to Book Value Multiples (Excl. FAS 115) Corporate Overview Source: SNL Financial, GFR 10-Ks and 10-Qs. Historical GAFRI Price to Book Value Multiples (Excl. FAS 115)

Historical GAFRI Price / Volume Trading Summary GAFRI Trading Volume by Price Range Last 3 Years (2/22/04 to 2/22/07) GAFRI Trading Volume by Price Range 1 Year (2/22/06 to 2/22/07) GAFRI Trading Range Last 3 Years (2/22/04 to 2/22/07) GAFRI Trading Range 1 Year (2/22/06 to 2/22/07) Corporate Overview Source: Bloomberg. GAFRI announced on February 23, 2007 that AFG proposed to acquire the shares of GAFRI that AFG and it subsidiaries do not already own for $23.50 per share in cash.

2007 - 2009 Management Plan Corporate Overview

III. Financial Analysis

Financial Analysis Summary Financial Analysis

Illustrative Stock Price Matrix Financial Analysis

Market Trading Statistics for GAFRI and Selected Comparables Financial Analysis

Draft

Financial Analysis

Price to Book vs. ROE Analysis

- **As a capital intensive business, life insurance valuations in the public markets have been strongly correlated to return on equity:**
  - Companies with a higher expected return on equity generally have been rewarded with a higher valuation
- **The price to book vs. ROE analysis examines the correlation between the expected ROEs and price / book value multiples of comparable companies. The resulting regression line provides the implied book value multiple for a company at a given expected ROE.**
  - A company positioned below the line implies that the company is currently undervalued based on its expected ROE, while a position above the line suggests that a company is overvalued by the market

Price to Book vs. ROE Chart


2.25x
2.00x
1.75x
1.50x
1.25x
1.00x
0.75x
0.50x
Price to Book (Excl. FAS 115)
y = 12.393x + 0.0157
R^2 = 0.8284
TMK
NFS
FFG
PL
AEL
GFR (Pre-AFG offer)
GFR
CNO
Based upon the relationship between price / book and ROE, and given GFR's 2007E ROE of 6.8%, GFR would be expected to trade at 0.86x book value.
3.0% 4.5% 6.0% 7.5% 9.0% 10.5% 12.0% 13.5% 15.0% 16.5% 18.0%
2007E ROE (Excl. FAS 115)

AEL = American Equity Investment Life Holding Co.
CNO = Conseco, Inc.
FFG = FBL Financial Group, Inc.
GFR = Great American Financial Resources, Inc.
NWLIA = National Western Life Insurance Company
NFS = Nationwide Financial Services, Inc.
PLFE = Presidential Life Corporation
PL = Protective Life Corporation
TMK = Torchmark Corporation

Source: SNL DataSource.
Note: NWLIA and PLFE not on graph because no public earnings estimates are available.

Cochran Caronia Waller 19

While forward ROE estimates typically have been considered in determining an implied book value for a company, many of GAFRI's comparable companies have not been covered by research analysts and therefore do not have forward earnings estimates. In the regression below, LTM Operating ROE was used, excluding the impact of realized gains and losses, as a proxy for forward ROE estimates The one-year average weekly trading volume for each company as a percentage of shares outstanding also was reviewed. It would appear that average weekly trading volumes for GAFRI's peer companies do not impact whether the companies are over- or under-valued by the market Price to Book vs. ROE Analysis (cont'd) Price to Book vs. LTM Operating ROE Chart Source: SNL DataSource. Note: One-year average weekly volume / shares outstanding in parentheses. Financial Analysis AEL = American Equity Investment Life Holding Co. CNO = Conseco, Inc. FFG = FBL Financial Group, Inc. GFR = Great American Financial Resources, Inc. NWLIA = National Western Life Insurance Company NFS = Nationwide Financial Services, Inc. PLFE = Presidential Life Corporation PL = Protective Life Corporation TMK = Torchmark Corporation

Summary of Dividend Discount Analysis Discounted Cash Flow Summary DCF with Net Income Exit Multiple (Dollars in millions, except per share data) DCF with Book Value Exit Multiple Financial Analysis

Cost of Equity Calculation Cost of Capital Assumptions Dividends represent the cash available to common shareholders after funding capital requirements, working capital needs and debt financing requirements. These cash flows were therefore discounted at GAFRI's required return on equity (cost of equity) as opposed to its weighted average cost of capital ("WACC"). GAFRI's estimated cost of equity, using a capital asset pricing model (CAPM) approach, is approximately 11.5%. GAFRI's estimated WACC is approximately 10.3% (1) (1) GAFRI's WACC was calculated as the market weighted average of its estimated cost of equity and estimated after-tax cost of debt. Financial Analysis

Summary of Premiums Paid Analysis Financial Analysis

Appendix A. Selected Acquisitions of Minority Interests

Precedent Minority Buy-Out Transactions - All Selected Acquisitions of Minority Interests Source: SDC Financial.

Precedent Minority Buy-Out Transactions - All (cont'd) Selected Acquisitions of Minority Interests Source: SDC Financial.

Precedent Minority Buy-Out Transactions - All (cont'd) Selected Acquisitions of Minority Interests Source: SDC Financial.

Precedent Minority Buy-Out Transactions - Financial Institutions Selected Acquisitions of Minority Interests Source: SDC Financial.

Precedent Minority Buy-Out Transactions - Insurance Companies Selected Acquisitions of Minority Interests Source: SDC Financial.

Precedent Minority Buy-Out Transactions - 100% Cash Selected Acquisitions of Minority Interests Source: SDC Financial.

Precedent Minority Buy-Out Transactions - 100% Cash (cont'd) Selected Acquisitions of Minority Interests Source: SDC Financial.

Appendix B. Real Estate

Overview of Real Estate Portfolio Real Estate Source: GAFRI Management. Appraised value was prior to receipt of $15 million payment from Palm Beach County in exchange for restrictions on development rights and guaranty of public access. Net of estimated profit sharing payments to be due upon sale of property. Reflects value of GAFRI's proportionate ownership share only.